Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 22, 2022, relating to the financial statements of Aramark and the effectiveness of Aramark’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Aramark for the year ended September 30, 2022.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 10, 2023